Exhibit 10.15

PROMISSORY NOTE

$135,000	5/17/2000

For value received, the undersigned promises to pay Sunesis Pharmaceuticals Incorporated, a Delaware corporation (the “Company”), at its principal office the principal sum of $135,000.00 with interest from the date hereof at a rate of 6.60% per annum, compounded semiannually, on the unpaid balance of such principal sum.  Such principal and interest shall be due and payable on the earlier of (i) one hundred eighty (180) days after the date of termination of your Continuous Status as an Employee or Consultant of the Company, or (ii) May 1, 2005.

If the undersigned’s employment relationship with the Company is terminated prior to payment in foil of this Note, this Note shall be immediately due and payable.

Principal and interest are payable in lawful money of the Unites States of America. AMOUNTS DUE UNDER THIS NOTE MAY BE PAID AT ANY TIME WITHOUT PREMIUM OR PENALTY.

Should suit be commenced to collect any sums due under this Note, such sum as the Court may deem reasonable shall be added hereto as attorneys fees. The makers an endorsers have severally waived presentment for payment, protest, notice of protest and notice of nonpayment of this Note.

This Note, which is full recourse, is secured by a pledge of certain shares of Common Stock of the Company and is subject to the terms of a Pledge and Security Agreement between the undersigned and the Company of even date herewith.

/s/ James Young
Dr. James Young